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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of JLG Industries, Inc. for the registration of JLG Industries, Inc. $175 million 8 3/8% Senior Subordinated Notes due 2012 and to the incorporation by reference therein of our report dated September 10, 2001, with respect to the consolidated financial statements and schedule of JLG Industries, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2001, filed with the Securities and Exchange Commission


                                              /s/ Ernst & Young LLP


Baltimore, Maryland
September 5, 2002